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


                      MIDLAND CAPITAL HOLDINGS CORPORATION

                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                       Three Months Ended      Six Months Ended
                                           December 31,           December 31,
                                        2003        2002        2003       2002
                                      --------    --------    --------   --------
Net Income                            $117,721    $171,291    $664,598   $382,008
                                      ========    ========    ========   ========

Weighted average common shares
  outstanding for basic computation    372,600     363,975     372,600    363,975
                                      ========    ========    ========   ========

Basic earnings per share              $   0.32    $   0.47    $   1.78   $   1.05
                                      ========    ========    ========   ========

Weighted average common shares
  outstanding for basic computation    372,600     363,975     372,600    363,975

Common stock equivalents due to
  dilutive effect of stock options          --       4,936        --        4,734
                                      --------    --------    --------   --------
Weighted average common shares and
  equivalents outstanding for
  diluted computation                  372,600     368,911     372,600    368,709
                                      ========    ========    ========   ========
Diluted earnings per share            $   0.32    $   0.46    $   1.78   $   1.04
                                      ========    ========    ========   ========
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